SECOND AMENDMENT TO
AMENDED AND RESTATED BY-LAWS OF
PRESIDENTIAL LIFE INSURANCE COMPANY

Adopted by Written Consent of
Athene Annuity & Life Assurance Company, the sole stockholder of
Presidential Life Insurance Company, on September 23, 2013, effective as of
October 1, 2013.

Section 1 is hereby amended in its entirety to read as follows:

Section 1. The name of the company shall be Athene Annuity & Life Assurance Company of New York, and wherever the term "Company" appears in the Amended and Restated By-Laws and any amendments thereto Company shall refer to Athene Annuity & Life Assurance Company of New York.